EXHIBIT 3.3
AMENDMENT TO AMENDED AND RESTATED BYLAWS
OF REMARK MEDIA, INC. N/K/A REMARK HOLDINGS, INC.

1.    Section 2.06 of the Amended and Restated Bylaws (the “Bylaws”) of Remark Media, Inc. n/k/a Remark Holdings, Inc. (the “Company”) is hereby amended and restated in its entirety as follows:

SECTION 2.06. Quorum. Except as otherwise provided by law or the Certificate of Incorporation, the holders of one-third (or 33.33%) of the voting power of the shares outstanding entitled to vote, present in person or by proxy, shall constitute a quorum for the transaction of business at all meetings of stockholders, whether annual or special. In the absence of a quorum, any meeting of stockholders may be adjourned, from time to time, either by the chairman of the meeting or by vote of the holders of a majority of the shares represented thereat, but no other business shall be transacted at such meeting. The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, all action taken by the holders of a majority of the votes cast, excluding abstentions, at any meeting at which a quorum is present shall be valid and binding upon the Corporation; provided, however, that directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Where a separate vote by a class or classes or series is required, except where otherwise provided by the statute or by the Certificate of Incorporation or these Bylaws, the holders of one-third (or 33.33%) of the voting power of the shares outstanding of such class or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to the vote on that matter and, except where otherwise provided by the statute or by the Certificate of Incorporation or these Bylaws, the affirmative vote of the majority (plurality, in the case of the election of directors) of the votes cast, including abstentions, by the holders of shares of such class or classes or series shall be the act of such class or classes or series.

2.    This amendment to the Bylaws shall become effective immediately upon approval by the Company’s Board of Directors.